Exhibit 10.77

SERVICELEVELAGREEMENT This Service Level Agreement, dated as of December 1 , 2024 (the "Effective Date"), by and among Athena Bitcoin Inc . , a corporation organized and existing under the laws of Delaware, USA , Athena Bitcoin Global, a corporation organized and existing under the laws of Nevada , USA, Athena Holdings El Salvador, Sociedad Anonima de Capital Variable, a Salvadorian corporation (Athena Bitcoin Inc . , Athena Bitcoin Global, and Athena Holdings El Salvador Sociedad An 6 nima de Capital Variable, are collectively referred to as "A then a") and Chivo, Sociedad An 6 nima de Capital Variable, a Salvadorian corporation ("Chivo") (the "SLA"), defines the service levels that Athena will provide Chivo in respect of the maintenance and support of the Core ATM Services (as defined below) . For the avoidance of doubt , Athena will provide such maintenance and support services only to Chivo , and Chivo will be solely responsible for all support interactions with End Users . Capitalized terms not otherwise defined in this SLA will have the meanings ascribed to them in the Master Services Agreement, dated as of December 1 , 2024 by and between Athena and Chivo, Sociedad Anonima de Capital Variable (the "MSA ") . Unless otherwise provided in the MSA , this Service Level Agreement sets forth Chivo's sole and exclusive remedies, and Athena's sole and exclusive obligations, for any unavailability , non - performance, or other failure by Athena to provide the Core ATM Services . 1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such term in this Section 1 . "Core ATM Services" means the services provided by Athena that enables Users to use the Republic ATMs to deposit, sell, buy, and withdraw the Bitcoin cryptocurrency, as further detailed in Annex A attached hereto . The Core ATM Services shall include ATM operations in the United States and in the Republic of El Salvador, customer service , maintenance services, and meetings with Chivo , and any other related services communicated by Chivo to Athena . "Incident" means any reproducible problem , failure or other error in any currently supported Republic ATMs that causes (i) any failure of the Republic ATMs to operate in conformance with the Chivo's specifications or (ii) any failure of the Republic ATMs which causes data loss, data corruption, abnormal termination, lockup or hang . Incidents do not include any issues caused by any failure in Chivo's software or systems . "Incident Tracking System" means an application provided via a web application to Chivo by Athena for the purpose of reporting, discussing, and tracking Incidents and Incident resolutions . The Incident Tracking System will provide Chivo with access to an online dashboard for monitoring service availability . "Maintenance Downtime" means the period for which the Republic ATMs will be unavailable for maintenance every six (6) months or when Athena support team detect a malfunction . Chivo will be notified at least forty - two (48) hours in ad v ance of any Maintenance Downtime expected to last more than one (1) hour (except for emergency

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maintenance, in which case Athena will provide Chivo with advance notice to the extent reasonably possible). "Order" means any transaction undertaken on the Republic ATMs, including the deposit, buy, sell, and withdrawal of Bitcoin cryptocurrency. "Order Success Rate" means the percentage result of (total Orders - invalid Orders) / total Orders. "Permanent Fix" means the full resolution of an Incident. It is measured from the time the status of the Incident suppo11 ticket is marked "In Progress" by the Athena suppo1t team until the time that Athena has resolved the Incident and communicated the resolution to Chivo (including by marking it as "Resolved" in the Incident Tracking System). "Response Time" is the time it takes to acknowledge an Incident in a non - automated way . It is measured from the time a suppo 1 t ticket is created until the time that Chi vo is advised their problem has been received via email and the Incident marked "In Progress" in the Incident Tracking System . "Temporary Fix" means the commercially reasonable efforts Athena will use following the initial response to resolve or provide a workaround to each Incident within the applicable windows set forth below, taking into account the complexity of the Incident and the impact of the Incident on Chivo . 2. Availability; Service Credits for System Outages. 1. Core ATM Services. 1. Except as provided below, Athena will make the Core ATM Services available 99 % of the time (" Availability"), excluding approved Maintenance Downtime . 2. If requested by Chivo, Athena will provide assistance to Users contacting Chivo service via in writing with issues or problems related to the Republic ATMs guaranteeing that all Services will be performed in a workmanlike manner and, in any event , no less than with that degree of skill and care that Athena uses when performing the same or similar services to its other customers (e . g . , at least the same degree of accuracy , quality, completeness, timeliness, and responsiveness) . 3. Athena will provide Chivo with daily reports that will include the following information : reports detailing the amount of remaining cash collected from the ATMs, cash disbursements made by Chivo, transactional reconciliations performed, ticket audit support number, amount of cash in the ATMs and the amount of cash in the bank . These reports must be submitted on the following day . In addition, Company must prepare monthly reports that must be presented within the first five days of the following month, which will include the ATMs account statements . For the pwpose of best complying with the provisions set forth herein, both parties shall work together to define the optimal mechanisms for sharing the necessary information to provide the requested reports .

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2 . 1 . 4 Athena will maintain a reserved amount of USD 600 , 000 . 00 which will be readily available to expedite the process of provisioning the ATMs with cash flow on an urgent basis when Chivo deems it necessary . This reserved amount will not be subject to commission charges for standard operations but will incur in a 0 . 487 % monthly charge payable by Chivo to Athena for maintaining the reserve . The procedure for the use and operation of the reserved amount, including invoicing and payment terms for the monthly charge, shall be outlined in a separate document to be approved by both parties . 2. Order Success Rate. Athena will achieve an Order Success Rate of 80% per month. 3. Exclusions . The following shall be excluded from the calculations of Availability and Order Success Rate as set forth in Section 2 . 2 : (i) temporary interruptions of the CoreATM Services or the Republic ATMs due to Maintenance Downtime , provided that Athena shall make best efforts to provide Chivo with notice two (2) days prior to such Maintenance Downtime ; (ii) factors outside Athena's reasonable control, including , but not limited to, natural disaster, war, acts of terrorism, riots, government action , or a network or device failure external to Athena's data centers ; and (iii) failure by Chivo Third Party Service Providers and Chivo to adhere to any required configurations, use supported platforms, or follow any policies for acceptable use . . 4. Data . Athena will secure and protect the Core ATM Services from misuse and unauthorized access and implement security, data management , and incident response protocols in accordance with industry best practices and comply with the t erms of Exhibit B of the MSA . Notwithstanding anything to the contrary in Exh ibit B of the MSA, in the event that Athena reasonably believes that any Republic ATM data has been materially disclosed to or accessed by an unauthorized person (a "Security Incident"), Athena shall : (a) immediately initiate response measures designed to identify the nature and scope of the incident , and (b) notify the Ch ivo' s designated sec urit y officer (or other contact as designated by Chivo) as soon as practicable , subject to any law enforcement investigation . Athena will provide regular updates to Chivo of its efforts to correct such compromise . Athena with the cooperation of Chivo, shall assume responsibility for remediating the Security Incident as required by applicable law . Excep t as required by applicable law, neither Athena, nor its employees, agents , or contractors shall communicate with or contact Users regarding a Security Incident without the prior written consent of Chivo, which consent shall not be unreasonably withheld . Chivo bas sole responsibility for communicating any notifications received hereunder to Users in accordance with applicable law . 3. Term, Termination, and Remedies. 3.1 Term. This SLA shall becom e effective as of the Effective Dat e , and, unless otherwise terminated pursuant to the terms of this SLA, continues through November 30, 2027.

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3.2 Termination.

3.2.1 Chivo shall have the right to terminate the SLA upon thirty (30) days' notice to Athena, provided Chivo provides Athena written notice within (30) days after the "Termination Event" below has occurred and provided that such termination shall become effective on a date specified by Chivo which date shall not be later than (6) months after Chivo's delivery to Athena of a written notice of its intention to so terminate this Agreement.

3.2.2 As used herein, a **"Termination Event"** shall mean (a) six (6) consecutive Failed Months; (b) a complete network failure of the Republic ATM due to situations under Athena responsibility; or (c) three (3) not consecutive written notices of miss delivery of order success rate.

3.3 Remedies. Chivo and Athena agree that upon the occurrence of a Failed Month or Termination Event, Chivo's exclusive remedy shall be to choose among one of the following: terminate the SLA as contemplated in Section 3.2.

4. Incident Response Time.

4.1 Incident Identification and Reporting. If Chivo believes an Incident exists, Chivo will conduct the initial analysis and troubleshooting of each Incident and use commercially reasonable efforts to resolve the Incident before escalating to Athena. If Chivo is unable to resolve an Incident, Chivo will report it to Athena's client support team as follows: (i) via support email address (currently atmop@athena.sv), or (ii) via an Incident Tracking System. Chivo will provide the below information along with its notification of any Incident (in addition to any other information that Athena may reasonably request):

- Timestamp: (EST)
- Author:
- Call-Back Number:
- Connection-Type:
- Error-Message (if available):
- Short Description:
- Perceived Severity Level:

4.2 Incident Resolution. Following Athena's acknowledgement to Chivo of the Incident, Athena and Chivo will cooperate to enable Athena to reproduce or see sufficient evidence of the Incident in order to confirm that such Incident is being caused by the Republic ATMs. Upon Athena confirming the reported behavior, Athena will assign a severity level in accordance with the below table. If after assignment of a severity level, Athena reasonably determines that the Incident was misclassified or Athena develops a procedural workaround reasonably acceptable to Chivo, Athena will be entitled to make a new severity level recommendation and if agreed to by Chivo, the Incident will be reclassified accordingly.

Severity Level 3 Severity Level 2 Severity Level 1 Minor bug fixes - this level includes problems that have little or no impact on daily business process (e . g . , content changes) Less than 95 % Order Success Rate over 60 minutes Less than 95 % Order Success Rate over 15 minutes Incident I business day 90 minutes 45 minutes Re s ponse Time Discussed in next business review Every 4 hours Every 30 minutes Communication Until Temporary Fix I week 4 hours 90 minutes Time to Temporary Fix More than 2 w eeks More than 4 days NIA - Highest severity level Aging of Incident without Permanent Fix (results in escalation of seve rity le ve l) NIA 72 hours 48 hours Time to Permanent Fix The foregoing will not be applicable when the resolution of incidents depends on the support of a supplier or third party . Athena's suppo 11 obligations with respect to each Incident are conditioned on Chivo providing Athena with : (i) a detailed Incident overview as specified above ; and (ii) access to an authorized contact who will provide Athena with reasonable assistance in resolving the issue .

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The Contract Administrator appointed by Chivo in section 11.9 of the MSA, signs this SLA solely in that capacity and should not be considered a party of this agreement. [Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Pa11ies have executed this SLA through their duly authorized officers as of the Effective Date. Chivo, Sociedad AnOnima de Capi t al Variabl s N : --- ' ; , Title: Legal Representative Chivo's Contract Administrator By: Name: Francisco E esto Costa Lopez Title: CFO of Chivo, S.A. de C.V. By: Name: Carlos Title: L

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Annex A

Core ATM Services

REPUBLIC ATMs	
Location	Quantity
El Salvador	200
USA	64

Service for El Salvador	Fee
ATM operations in El Salvador	USD 500.00per ATM monthly
ATM Vinyl Replacement	USD 590.00 per event
Software fee	0.50% per transaction
ATM relocation	USD 910.00per ATM
ATM bolting	USD 185.00 per ATM
Network setup	USD 145.00 per ATM
Cash load	USD 75.00 per ATM
Cash unload	USD 75.00 per ATM
ATM repair service	USD 115.00 per service/ hour
Software modifications setup	USD 50.00 per ATM
Preventive maintenance	USD 115.00 per ATM
Emergency repair service	USD 135.00 per service/ hour
Bitaccess lock replacement	USD 850.00 per lock
Genesis lock replacement	USD 1,250.00 per lock

Service for United States	Fee
ATM operations in the United States	[0.5% transaction fee per transaction in the United States] USD 875.00 per ATM
Software fee	1.0% per transaction
ATM relocation (within the same state)	USD 1420.00
ATM bolting	USD 195.00
Network setup	USD 175.00 per ATM
ATM repair service	USD 130 per service/ hour
Software modifications setup	USD 60.00per ATM
Preventive maintenance	USD 130.00 per ATM
Emergency repair service	USD 145.00 per service/ hour
ATM lock replacement	USD 1,300.00 per lock

.: Prices are referenced in normal working conditions, any additional will be promptly quoted • Prices should only be quoted for ATMs that are in operation and fully working. • The services already include one (1) event of ATM Vinyl Replacement free of charge that may be requested at the Republic's sole discretion. • Prices indicated correspond to activities carried out during normal hour s from Monday to Friday 9:00 am to 5:00 pm/ not included holidays • Weekends, holidays or outside normal hours have a 30% surcharge • An y service not above expressed in the price li s t, will need a purchase order in order to work a quotation. A weekly loading or unloading trip per ATM i s includ e d in th e contract (only applicable for El Sal v ador), any extra loading or unloading will be charged according to fees above described. Athena agrees to ensure that, at the commencement of the contract renewal, the entire fleet of El Salvador ATMs is equipped with vinyl's in good condition.

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